SECURITIES & EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549


                               FORM 8-K

                            CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     November
29, 1999



Exact Name of Registration as Specified in Charter:



                 PIERCE INTERNATIONAL DISCOVERY, INC.



State of Other Jurisdiction of Incorporation:



                                NEVADA



Commission File Number: 33-30743


IRS Employer Identification Number: 84-1121360


Address and Telephone Number of Principle Executive Offices:

                6975 South Union Park Center, Ste #600
                       Salt Lake City UT 84047
                            (801) 256-9600



Item 1. Change of Control and Item 2. Acquisition or Disposition of Assets.

     On May 26, 1999 the Company entered into an agreement for the acquisition of all the equity of InShape International, Inc. ("InShape"). As a result of the transaction, InShape became a wholly-owned subsidiary of the Company and new officers and directors were added to management. As reported in the Company's filing on Form 10KSB for the year ended June 30, 1999, the acquisition of InShape LLC was rescinded effective July 19, 1999 and prior management was reappointed. Subsequently, the name for the Company was changed back to Pierce International Discovery, Inc., which was the corporate name prior to the acquisition and rescission. The Recission Agreement is filed herewith.

     Additionally, Lionel L. Drage has been appointed to the Board of Directors and serves as the Company's sole officer. Due to medical reasons, Mr. Robert Kropf has resigned from management.

Item 4.  Changes in Registrant's Certifying Accountants.

Prior to November 1999, Andersen, Andersen & Strong was the principal accountant for Pierce International Discovery, Inc. On November 29, 1999, the Board of Directors approved the engagement of the firm of Crouch, Bierwolf & Chisholm to replace Andersen, Andersen & Strong which declined to stand for reelection as the Certifying Accountants for the Company.

In connection, with the audit of the previous fiscal year ended June 30, 1998, there were no disagreements with Andersen, Andersen & Strong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, and said firm has not advised the registrant of any reportable events.

The accountant's report of Andersen, Andersen & Strong on the financial statements of Pierce International Discovery, Inc. as of June 30, 1999 and for the year then ended did not contain any adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope, or accounting principles.

Item 7.  Exhibits

     Exhibit No.              Description         Page

         16.1                 Letter on Change      3
                              in Accountants

                              SIGNATURES


     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pierce International Discovery, Inc.



/s/ Lionel Drage
President and Director

Date: August 7, 2000














                     ANDERSEN, ANDERSEN & STRONG








FEBRUARY 29, 2000




SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C.

GENTLEMEN:

WE HAVE BEEN FURNISHED WITH A COPY OF THE RESPONSE TO ITEM 4 OF THE FORM 8-K FOR THE EVENT THAT OCCURRED ON FEBRUARY 29, 1999 FILED BY OUR FORMER CLIENT, PIERCE INTERNATIONAL DISCOVERY, INC. WE AGREE WITH THE STATEMENTS MADE IN RESPONSE TO THAT ITEM INSOFAR AS THEY RELATE TO OUR FIRM.

SINCERELY,





/S/ ANDERSEN, ANDERSEN & STRONG